Sound Financial Bancorp, Inc. Q3 2022 Results
Seattle, WA, October 25, 2022 — Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $2.5 million for the quarter ended September 30, 2022, or $0.97 diluted earnings per share, as compared to net income of $1.6 million, or $0.61 diluted earnings per share, for the quarter ended June 30, 2022, and $2.6 million, or $0.98 diluted earnings per share, for the quarter ended September 30, 2021. The Company also announced today that the Board of Directors declared a cash dividend on Company common stock of $0.17 per share, payable on November 23, 2022 to stockholders of record as of the close of business on November 9, 2022.

Comments from the President and Chief Executive Officer
“Consistent loan origination across all categories increased our average loan balance from $742 million for the three months ended June 30, 2022 to $833 million for the three months ended September 30, 2022,” remarked Ms. Stewart, President and Chief Executive Officer. "This portfolio growth contributed to an improved net interest margin of 4.13% for the current quarter, despite deposit pricing and borrowings being higher than they were at the end of the second quarter of 2022," concluded Stewart.

Q3 2022 Financial Performance
Total assets increased $45.2 million or 4.8% to $982.2 million at September 30, 2022, from $937.0 million at June 30, 2022, and increased $54.1 million or 5.8% from $928.1 million at September 30, 2021.

Net interest income increased $1.2 million or 14.4% to $9.6 million for the quarter ended September 30, 2022, from $8.4 million for the quarter ended June 30, 2022, and increased $1.3 million or 15.4% from $8.3 million for the quarter ended September 30, 2021.

Net interest margin ("NIM"), annualized, was 4.13% for the quarter ended September 30, 2022, compared to 3.83% for the quarter ended June 30, 2022 and 3.74% for the quarter ended September 30, 2021.
Loans held-for-portfolio increased $45.4 million or 5.6% to $851.4 million at September 30, 2022, compared to $806.1 million at June 30, 2022, and increased $183.9 million or 27.5% from $667.6 million at September 30, 2021. These increases are the result of organic loan growth and, coupled with a competitive deposit market, increased our loan-to-deposit ratio to 105% at September 30, 2022 from 103% at June 30, 2022 and 83% at September 30, 2021.

A $375 thousand provision for loan losses was recorded for the quarter ended September 30, 2022, compared to a $600 thousand provision for loan losses for the quarter ended June 30, 2022 and a $175 thousand for the quarter ended September 30, 2021. The allowance for loan losses to total nonperforming loans was 301.24% and to total loans was 0.88% at September 30, 2022.

Total deposits increased $29.4 million or 3.7% to $815.4 million at September 30, 2022, from $786.0 million at June 30, 2022, and increased $7.7 million or 1.0% from $807.7 million at September 30, 2021. Noninterest-bearing deposits increased $5.7 million or 3.0% to $192.3 million at September 30, 2022 compared to $186.6 million at June 30, 2022, and decreased $2.6 million or 1.3% compared to $194.8 million at September 30, 2021.

Net gain on sale of loans was $48 thousand for the quarter ended September 30, 2022, compared to $84 thousand for the quarter ended June 30, 2022 and $568 thousand for the quarter ended September 30, 2021.

The Bank continued to maintain capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at September 30, 2022.
Total nonperforming loans decreased $2.0 million or 44.9% to $2.5 million at September 30, 2022, from $4.5 million at June 30, 2022, and decreased $582 thousand or 19.0% from $3.1 million at September 30, 2021.

Operating Results

Net interest income increased $1.2 million, or 14.4%, to $9.6 million for the quarter ended September 30, 2022, compared to $8.4 million for the quarter ended June 30, 2022, and increased $1.3 million, or 15.4%, from $8.3 million for the quarter ended September 30, 2021. The increase from both prior quarters was primarily the result of a higher average balance of and yield earned on average interest-earning assets, partially offset by the higher average balance of and rate paid on average interest-bearing liabilities.
Interest income increased $1.8 million, or 19.9%, to $10.8 million for the quarter ended September 30, 2022, compared to $9.0 million for the quarter ended June 30, 2022 and increased $1.7 million, or 18.4%, from $9.1 million for the quarter ended September 30, 2021. The increase from the prior quarter was primarily due to higher average loan balances, a 22 basis point rate increase in the average yield on loans and a 116 basis point rate increase in the average yield on investments and interest-bearing cash following recent increases in the targeted federal funds rate, partially offset by lower average investments and interest-bearing cash balances. The increase in interest income from the same quarter last year was due primarily to higher average loan balances and a 177 basis point increase in average yield on investments and interest-bearing cash, partially offset by a 54 basis point decline in the average loan yield and a lower average balance of investments and interest-bearing cash.
Interest income on loans increased $1.6 million, or 18.7%, to $10.3 million for the quarter ended September 30, 2022, compared to $8.7 million for the quarter ended June 30, 2022, and increased $1.4 million, or 15.2%, from $9.0 million for the quarter ended September 30, 2021. The average balance of total loans was $833.2 million for the quarter ended September 30, 2022, compared to $741.6 million for the quarter ended June 30, 2022 and $652.3 million for the quarter ended September 30, 2021. The average yield on total loans was 4.92% for the quarter ended September 30, 2022, compared to 4.70% for the quarter ended June 30, 2022 and 5.45% for the quarter ended September 30, 2021. The increase in the average yield on loans during the current quarter compared to the prior quarter was primarily due to variable rate loans adjusting to higher market interest rates and new loan originations at higher interest rates. The decrease in the average yield on loans during the current quarter compared to the same quarter in 2021 was primarily due to lower recognition of net deferred fees due to a reduced volume of PPP loan repayments from U.S. Small Business Administration’s (“SBA”) loan forgiveness. The Bank recognized $24 thousand, $40 thousand, and $1.1 million in deferred fees and interest income related to PPP loan forgiveness repayments during the three months ended September 30, 2022, June 30, 2022, and September 30, 2021, respectively. Refer to the discussion below for the impact of PPP on our net interest margin. Interest income on investments and interest-bearing cash increased $160 thousand to $449 thousand for the quarter ended September 30, 2022, compared to $289 thousand for the quarter ended June 30, 2022, and increased $314 thousand from $135 thousand for the quarter ended September 30, 2021. These increases were both due to a higher average yield for investments and interest-bearing cash, partially offset by a lower average balance as excess cash liquidity was deployed into higher yielding loans.
Interest expense increased $585 thousand, or 98.5%, to $1.2 million for the quarter ended September 30, 2022, compared to $594 thousand for the quarter ended June 30, 2022, and increased $394 thousand, or 50.2%, from $785 thousand for the quarter ended September 30, 2021. The increase in interest expense during the current quarter from the prior quarter was primarily the result of a $44.0 million increase in the average balance of borrowings, comprised of Federal Home Loan Bank ("FHLB") advances, and a $34.6 million increase in the average balance of certificate accounts, as well as higher rates paid on all interest-bearing deposits, partially offset by a $28.9 million decrease in the average balance of interest-bearing deposits other than certificate accounts. Compared to the prior period, total deposit costs were negatively impacted by the 20 basis point increase in the average cost of interest-bearing deposits resulting from higher rates paid on deposits and the $3.5 million decrease in the average balance of noninterest bearing deposits to $189.4 million for the three months ended September 30, 2022, compared to $192.8 million for the three months ended June 30, 2022. The increase in interest expense during the current quarter from the comparable period a year ago was primarily the result of a $46.5 million increase in the average balance of borrowings and higher rates paid on all interest-bearing deposits, partially offset by a $17.3 million decrease in the average balance of interest-bearing deposits.Compared to the same period last year, total deposit costs were negatively impacted by the higher rates paid on deposits and favorably impacted by the $6.9 million increase in the average balance of noninterest bearing deposits from $182.5 million at September 30, 2021. The average cost of total borrowings, comprised of borrowings and subordinated notes, decreased to 3.06% for the quarter ended September 30, 2022, from 5.13% for the quarter ended June 30, 2022, and decreased from 5.74% for the quarter ended September 30, 2021, reflecting the increased use of lower cost FHLB advances during the third quarter to supplement our liquidity needs. The average balance of our total borrowings increased $44.1 million to $58.1 million from $14.1 million for the quarter ended June 30, 2022, and increased $46.5 million from $11.6 million for the quarter ended September 30, 2021.

Net interest margin (annualized) was 4.13% for the quarter ended September 30, 2022, compared to 3.83% for the quarter ended June 30, 2022 and 3.74% for the quarter ended September 30, 2021. These increases in net interest margin were primarily due to the higher interest income earned on interest-earning assets, driven by the higher average balance of loans and the increased average yield earned on investments and interest-bearing cash and, with respect to the same quarter a year ago, partially offset by lower recognition of net deferred fees related to PPP loan repayments from SBA loan forgiveness. During the third quarter of 2022, the average yield earned on PPP loans, including the recognition of the net deferred fees for PPP loans repaid and forgiven by the SBA, resulted in positive impact of one basis point to the net interest margin, compared to a positive impact of one basis point during the quarter ended June 30, 2022, and a positive impact of 41 basis points during the quarter ended September 30, 2021.
The Company recorded a provision for loan losses of $375 thousand for the quarter ended September 30, 2022, as compared to $600 thousand for the quarter ended June 30, 2022 and $175 thousand for the quarter ended September 30, 2021. The decrease in the provision for loan losses for the quarter ended September 30, 2022 compared to the quarter ended June 30, 2022 resulted primarily from the lower growth in our loans held-for-portfolio, partially offset by a qualitative adjustment to manufactured home loans increasing the amount of the allowance for loan losses attributable to these loans. The provision for loan losses in the third quarter of 2022 also reflects the inherent uncertainty related to the economic environment as a result of local, national and global events.
Noninterest income remained essentially unchanged at $1.0 million for both quarters ended September 30, 2022 and June 30, 2022, and decreased $405 thousand, or 28.3%, from $1.4 million for the quarter ended September 30, 2021. The decrease in noninterest income from the comparable period in 2021 was primarily due to a $520 thousand decrease in net gain on sale of loans as a result of a decline in both the amount of loans originated for sale and gross margins for loans sold and a $45 thousand decrease in earnings on the cash surrender value of bank-owned life insurance ("BOLI"), partially offset by a $134 thousand increase in the fair value adjustment on mortgage servicing rights due primarily from the effects of recent higher market interest rates causing a reduction in prepayment speeds. In addition, service charges and fee income increased $48 thousand primarily resulting from higher commercial loan and consumer deposit activity fees. Loans sold during the quarter ended September 30, 2022, totaled $2.3 million, compared to $2.9 million and $20.3 million during the quarters ended June 30, 2022 and September 30, 2021, respectively.

Noninterest expense increased $252 thousand, or 3.7%, to $7.0 million for the quarter ended September 30, 2022, compared to $6.8 million for the quarter ended June 30, 2022 and increased $718 thousand, or 11.4%, from $6.3 million for the quarter ended September 30, 2021. The increase from the quarter ended June 30, 2022 was a result of an increase in operations expense of $153 thousand primarily due to increases in various expenses including marketing and charitable expenses, insurance costs, and professional fees, and an increase in salaries and benefits expense of $75 thousand resulting from lower deferred compensation, partially offset by a decrease in incentive compensation expense as a result of a lower percentage allocated and changes to the incentive compensation programs. The increase in noninterest expense compared to the quarter ended September 30, 2021 was primarily due to an increase in salaries and benefits of $532 thousand primarily due to higher wages and medical expenses and lower deferred compensation, partially offset by a decrease in incentive compensation as a result of a lower percentage allocated and changes to the incentive compensation programs and lower commission expense related to a decline in mortgage originations. Operations expense increased $115 thousand compared to the quarter ended September 30, 2021 due to increases in various accounts including marketing and travel expenses, legal fees associated with higher commercial loan volume, and debit card processing, partially offset by lower loan origination costs due to lower mortgage origination volume.
The efficiency ratio for the quarter ended September 30, 2022 was 66.23%, compared to 72.12% for the quarter ended June 30, 2022 and 64.81% for the quarter ended September 30, 2021. The improvement in the efficiency ratio for the current quarter compared to the prior quarter is primarily due to higher net interest income from an increase in average balance of loans held-for-portfolio and a higher rate earned on reserve balances, partially offset by higher noninterest expense from reduced salaries and benefits costs. The weakening in the efficiency ratio for the current quarter compared to the same period in the prior year is primarily due to higher noninterest expense related to increased salaries and benefits and lower noninterest income primarily due to lower gain on sale of loans from mortgage banking, partially offset by higher net interest income primarily as a result of a higher average balance of loans held-for-portfolio at higher yields than prior investments.

Balance Sheet Review, Capital Management and Credit Quality

Assets at September 30, 2022 totaled $982.2 million, compared to $937.0 million at June 30, 2022 and $928.1 million at September 30, 2021. The increase in assets from the sequential quarter was primarily due to an increase in loans held-for-portfolio and investments, partially offset by a decrease in cash and cash equivalents. The loan growth primarily was funded by an increase of $29.4 million in deposits and a $44.5 million increase in FHLB advances. The increase from one year ago was primarily a result of increases in loans held-for-portfolio and investment securities, partially offset by lower balances in cash and cash equivalents.
Cash and cash equivalents decreased $4.0 million, or 5.0%, to $76.1 million at September 30, 2022, compared to $80.1 million at June 30, 2022, and decreased $130.6 million, or 63.2%, from $206.7 million at September 30, 2021. The decrease from the prior quarter-end was primarily due to the deployment of excess liquidity into higher yielding loans, partially offset by an increase in deposits, primarily related to increases in certificate accounts. The decrease from one year ago was primarily due to deploying cash earning a nominal yield into higher interest-earning loans and investments securities.
Investment securities increased $1.0 million, or 8.7%, to $12.6 million at September 30, 2022, compared to $11.6 million at June 30, 2022, and increased $5.5 million, or 78.5%, from $7.1 million at September 30, 2021. Held-to-maturity securities totaled $2.2 million at both September 30, 2022 and June 30, 2022, and totaled none at September 30, 2021. Available-for-sale securities totaled $10.4 million at September 30, 2022, compared to $9.4 million at June 30, 2022, and $7.1 million at September 30, 2021. The increase in available-for-sale securities from the prior quarter was primarily due to $1.6 million of investment purchases, partially offset by net unrealized losses resulting from the increases in market interest rates during the year and regularly scheduled payments. The increase from the same period one year ago was primarily due to investment purchases throughout the previous year, partially offset by calls of securities, regularly scheduled payments and maturities, and net unrealized losses resulting from the increases in market interest rates during the year.
Loans held-for-portfolio increased to $851.4 million at September 30, 2022, compared to $806.1 million at June 30, 2022 and increased from $667.6 million at September 30, 2021. The increase in loans held-for-portfolio at September 30, 2022, compared to the prior quarter and one year ago, primarily resulted from increases across all loan categories, excluding commercial business loans which decreased between the periods due primarily to PPP loan SBA loan forgiveness payments. The increase in loans held-for-portfolio primarily resulted from focused marketing campaigns, increased utilization of digital marketing tools and the addition of experienced lending staff during 2021.
Nonperforming assets ("NPAs"), which are comprised of nonaccrual loans, including nonperforming troubled debt restructurings ("TDRs"), other real estate owned ("OREO"), and other repossessed assets, decreased $2.0 million, or 39.1%, to $3.1 million at September 30, 2022, from $5.2 million at June 30, 2022 and decreased $583 thousand, or 15.6% from $3.7 million at September 30, 2021. The decrease in nonperforming assets during the current quarter compared to the prior quarter primarily was due to the payoff of a $2.3 million nonperforming multifamily loan during the period. Loans classified as TDRs totaled $2.0 million, $2.0 million and $2.6 million at September 30, 2022, June 30, 2022 and September 30, 2021, respectively, of which $108 thousand, $128 thousand and $411 thousand, respectively, were not performing pursuant to their contractual repayment terms at those dates.
NPAs to total assets were 0.32%, 0.55% and 0.40% at September 30, 2022, June 30, 2022 and September 30, 2021, respectively. The allowance for loan losses to total loans outstanding was 0.88%, 0.88% and 0.95% at September 30, 2022, June 30, 2022 and September 30, 2021, respectively. Net loan charge-offs during the third quarter of 2022 totaled $3 thousand compared to net recoveries of $110 thousand for the second quarter of 2022, and net charge-offs of $5 thousand for the third quarter of 2021.

The following table summarizes our NPAs (dollars in thousands):

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Nonperforming Loans:
One-to-four family	$1,960	$1,669	$1,676	$2,207	$1,915
Home equity loans	133	152	155	140	150
Commercial and multifamily	—	2,307	2,336	2,380	—
Construction and land	29	30	31	33	220
Manufactured homes	99	117	135	122	98
Floating homes	—	—	—	493	504
Commercial business	—	—	170	176	182
Other consumer	265	233	244	—	—
Total nonperforming loans	2,486	4,509	4,747	5,552	3,069
OREO and Other Repossessed Assets:
One-to-four family	84	84	84	84	84
Commercial and multifamily	575	575	575	575	575
Total OREO and repossessed assets	659	659	659	659	659
Total nonperforming assets	$3,145	$5,168	$5,406	$6,211	$3,728

Nonperforming Loans:
One-to-four family	62.3%	32.3%	31.0%	35.5%	51.4%
Home equity loans	4.2	2.9	2.9	2.3	4.0
Commercial and multifamily	—	44.7	43.2	38.3	—
Construction and land	0.9	0.6	0.6	0.5	5.9
Manufactured homes	3.2	2.3	2.5	2.0	2.6
Floating homes	—	—	—	7.9	13.5
Commercial business	—	—	3.1	2.8	4.9
Other consumer	8.4	4.5	4.5	—	—
Total nonperforming loans	79.0	87.3	87.8	89.3	82.3
OREO and Other Repossessed Assets:
One-to-four family	2.7	1.6	1.6	1.4	2.3
Commercial and multifamily	18.3	11.1	10.6	9.3	15.4
Total OREO and repossessed assets	21.0	12.7	12.2	10.7	17.7
Total nonperforming assets	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the allowance for loan losses (dollars in thousands, unaudited):

	For the Quarter Ended:
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Allowance for Loan Losses
Balance at beginning of period	$7,117	$6,407	$6,306	$6,327	$6,157
Provision for loan losses during the period	375	600	125	—	175
Net recoveries/(charge-offs) during the period	(3)	110	(24)	(21)	(5)
Balance at end of period	$7,489	$7,117	$6,407	$6,306	$6,327
Allowance for loan losses to total loans	0.88%	0.88%	0.90%	0.92%	0.95%
Allowance for loan losses to total nonperforming loans	301.25%	157.84%	134.97%	113.58%	206.16%

Deposits increased $29.4 million, or 3.7%, to $815.4 million at September 30, 2022, compared to $786.0 million at June 30, 2022 and increased $7.7 million, or 1.0%, from $807.7 million at September 30, 2021. The increase in deposits compared to the prior quarter and the same quarter one year ago was primarily a result of an increase in certificate accounts. The increase in our certificate accounts was primarily used to fund organic loan growth. Our noninterest-bearing deposits increased $5.7 million, or 3.0% to $192.3 million at September 30, 2022, compared to $186.6 million at June 30, 2022 and decreased $2.6 million, or 1.3% from $194.8 million at September 30, 2021. Noninterest-bearing deposits represented 23.6%, 23.7% and 24.1% of total deposits at September 30, 2022, June 30, 2022 and September 30, 2021, respectively.
There were $44.5 million of outstanding FHLB advances at September 30, 2022, as compared to $30.0 million at June 30, 2022 and none at September 30, 2021. The increase in FHLB advances was primarily used to support organic loan growth and to maintain liquidity ratios in line with our asset/liability objectives. Subordinated notes, net totaled $11.7 million at each of September 30, 2022, June 30, 2022 and September 30, 2021.
Stockholders’ equity totaled $95.0 million at September 30, 2022, an increase of $1.9 million, or 2.0%, from $93.1 million at June 30, 2022, and an increase of $3.1 million, or 3.3%, from $91.9 million at September 30, 2021. The increase in stockholders’ equity from June 30, 2022 was primarily the result of $2.5 million of net income earned during the current quarter and $110 thousand in proceeds from exercises of common stock, partially offset by the payment of $440 thousand in dividends to Company stockholders and a $316 thousand increase in accumulated other comprehensive loss, net of tax, resulting from the effects of higher interest rates on the fair value of our available-for-sale securities.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one Loan Production Office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: potential adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war including Russia's invasion of Ukraine, as well as increasing oil prices and supply chain disruptions, and any governmental or societal responses to the COVID-19 pandemic, including the possibility of new COVID-19 variants; changes in consumer spending, borrowing and savings habits; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; increased competition; changes in management's business strategies; legislative changes; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company’s actual results for 2022 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company and could negatively affect its operating and stock performance.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Interest income	$10,776	$8,986	$8,213	$8,359	$9,102
Interest expense	1,179	594	595	643	785
Net interest income	9,597	8,392	7,618	7,716	8,317
Provision for loan losses	375	600	125	—	175
Net interest income after provision for loan losses	9,222	7,792	7,493	7,716	8,142
Noninterest income:
Service charges and fee income	604	596	549	632	556
(Earnings) loss on cash surrender value of bank-owned life insurance	59	(35)	21	135	104
Mortgage servicing income	306	313	320	323	328
Fair value adjustment on mortgage servicing rights	9	57	268	(114)	(125)
Net gain on sale of loans	48	84	365	507	568
Total noninterest income	1,026	1,015	1,523	1,483	1,431
Noninterest expense:
Salaries and benefits	4,044	3,969	4,167	3,786	3,512
Operations	1,581	1,428	1,314	1,732	1,466
Regulatory assessments	116	99	101	96	91
Occupancy	447	439	432	451	441
Data processing	848	849	821	863	808
Total noninterest expense	7,036	6,784	6,835	6,928	6,318
Income before provision for income taxes	3,212	2,023	2,181	2,271	3,255
Provision for income taxes	666	409	458	407	663
Net income	$2,546	$1,614	$1,723	$1,864	$2,592

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Nine Months Ended September 30
	2022	2021
Interest income	$27,975	$25,517
Interest expense	2,368	3,311
Net interest income	25,607	22,206
Provision for loan losses	1,101	425
Net interest income after provision for loan losses	24,506	21,781
Noninterest income:
Service charges and fee income	1,749	1,615
Earnings on cash surrender value of bank-owned life insurance	45	281
Mortgage servicing income	939	961
Fair value adjustment on mortgage servicing rights	334	(694)
Net gain on sale of loans	497	3,683
Total noninterest income	3,564	5,846
Noninterest expense:
Salaries and benefits	12,181	10,470
Operations	4,323	4,033
Regulatory assessments	316	283
Occupancy	1,318	1,298
Data processing	2,518	2,400
Net gain on OREO and repossessed assets	—	(16)
Total noninterest expense	20,656	18,468
Income before provision for income taxes	7,414	9,159
Provision for income taxes	1,533	1,865
Net income	$5,881	$7,294

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
ASSETS
Cash and cash equivalents	$76,064	$80,051	$197,091	$183,590	$206,702
Available-for-sale securities, at fair value	10,396	9,382	10,223	8,419	7,060
Held-to-maturity securities, at amortized cost	2,207	2,215	2,223	—	—
Loans held-for-sale	1,908	100	1,297	3,094	3,884
Loans held-for-portfolio	851,447	806,078	709,485	686,398	667,551
Allowance for loan losses	(7,489)	(7,117)	(6,407)	(6,306)	(6,327)
Total loans held-for-portfolio, net	843,958	798,961	703,078	680,092	661,224
Accrued interest receivable	2,809	2,350	2,117	2,217	2,231
Bank-owned life insurance, net	21,140	21,081	21,116	21,095	20,926
Other real estate owned ("OREO") and other repossessed assets, net	659	659	659	659	659
Mortgage servicing rights, at fair value	4,787	4,754	4,668	4,273	4,211
Federal Home Loan Bank ("FHLB") stock, at cost	2,897	2,317	1,117	1,046	1,052
Premises and equipment, net	5,505	5,632	5,730	5,819	5,941
Right-of-use assets	5,319	5,548	5,777	5,811	6,033
Other assets	4,597	3,954	3,758	3,576	8,188
TOTAL ASSETS	$982,246	$937,004	$958,854	$919,691	$928,111
LIABILITIES
Interest-bearing deposits	$623,122	$599,377	$627,323	$607,854	$612,805
Noninterest-bearing deposits	192,275	186,609	208,768	190,466	194,848
Total deposits	815,397	785,986	836,091	798,320	807,653
Borrowings	44,500	30,000	—	—	—
Accrued interest payable	109	194	38	200	48
Lease liabilities	5,749	5,980	6,211	6,242	6,462
Other liabilities	8,071	9,210	9,169	8,571	8,711
Advance payments from borrowers for taxes and insurance	1,799	922	1,851	1,366	1,708
Subordinated notes, net	11,665	11,655	11,644	11,634	11,623
TOTAL LIABILITIES	887,290	843,947	865,004	826,333	836,205
STOCKHOLDERS' EQUITY:
Common stock	26	26	26	26	26
Additional paid-in capital	27,886	27,777	28,154	27,956	27,835
Unearned shares – Employee Stock Ownership Plan ("ESOP")	—	—	—	—	(28)
Retained earnings	68,309	66,203	66,139	65,237	63,905
Accumulated other comprehensive (loss) income, net of tax	(1,265)	(949)	(469)	139	168
TOTAL STOCKHOLDERS' EQUITY	94,956	93,057	93,850	93,358	91,906
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$982,246	$937,004	$958,854	$919,691	$928,111

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Annualized return on average assets	1.04%	0.70%	0.75%	0.81%	1.11%
Annualized return on average equity	10.61	6.86	7.39	7.90	11.21
Annualized net interest margin(1)	4.13	3.83	3.49	3.53	3.74
Annualized efficiency ratio(2)	66.23%	72.12%	74.77%	75.31%	64.81%
(1)Net interest income divided by average interest earning assets.
(2)Noninterest expense divided by total revenue (net interest income and noninterest income).

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Basic earnings per share	$0.99	$0.62	$0.66	$0.72	$1.00
Diluted earnings per share	$0.97	$0.61	$0.65	$0.70	$0.98
Weighted-average basic shares outstanding	2,562,551	2,584,179	2,602,168	2,586,570	2,586,966
Weighted-average diluted shares outstanding	2,597,690	2,615,299	2,640,359	2,631,721	2,633,459
Common shares outstanding at period-end	2,581,949	2,578,595	2,621,531	2,613,768	2,617,425
Book value per share	$36.78	$36.09	$35.80	$35.72	$35.11

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)

The following tables present, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans carrying a zero yield for the period they have been on nonaccrual (dollars in thousands).

	Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$833,195	$10,327	4.92%	$741,626	$8,697	4.70%	$652,251	$8,967	5.45%
Investments and interest-bearing cash	88,812	449	2.01%	136,723	289	0.85%	230,905	135	0.23%
Total interest-earning assets	$922,007	$10,776	4.64%	$878,349	$8,986	4.10%	$883,156	$9,102	4.09%
Interest-Bearing Liabilities:
Savings and money market accounts	$188,276	$63	0.13%	$195,339	$29	0.06%	$179,164	$42	0.09%
Demand and NOW accounts	290,106	164	0.22%	311,941	125	0.16%	311,273	141	0.18%
Certificate accounts	130,541	503	1.53%	95,974	260	1.09%	135,757	434	1.27%
Subordinated notes	11,658	168	5.72%	11,648	168	5.79%	11,616	168	5.74%
Borrowings	46,462	281	2.40%	2,418	12	1.99%	2	—	—%
Total interest-bearing liabilities	$667,043	1,179	0.70%	$617,320	594	0.39%	$637,812	785	0.49%
Net interest income/spread		$9,597	3.94%		$8,392	3.72%		$8,317	3.60%
Net interest margin			4.13%			3.83%			3.74%

Ratio of interest-earning assets to interest-bearing liabilities	138%			142%			138%
Noninterest-bearing deposits	$189,379			$192,843			$182,503
Total deposits	798,302	$730	0.36%	796,097	$414	0.21%	808,697	$617	0.30%
Total funding (1)	856,422	1,179	0.55%	810,163	594	0.29%	820,315	785	0.38%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Nine Months Ended
	September 30, 2022			September 30, 2021
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$757,086	$27,099	4.79%	$636,352	$25,152	5.28%
Investments and interest-bearing cash	136,899	876	0.86%	236,495	365	0.21%
Total interest-earning assets	$893,985	$27,975	4.18%	$872,847	$25,517	3.91%
Interest-Bearing Liabilities:
Savings and money market accounts	$193,219	$122	0.08%	$167,253	$144	0.12%
Demand and NOW accounts	305,651	412	0.18%	281,933	485	0.23%
Certificate accounts	109,713	1,037	1.26%	174,712	2,178	1.67%
Subordinated notes	11,648	504	5.79%	11,606	504	5.81%
Borrowings	16,463	293	2.38%	1	—	—%
Total interest-bearing liabilities	$636,694	2,368	0.50%	$635,505	3,311	0.70%
Net interest income/spread		$25,607	3.69%		$22,206	3.21%
Net interest margin			3.83%			3.40%

Ratio of interest-earning assets to interest-bearing liabilities	140%			137%
Noninterest-bearing deposits	$192,240			$174,486
Total deposits	800,823	$1,571	0.26%	798,384	$2,807	0.47%
Total funding (1)	828,934	2,368	0.38%	809,991	3,311	0.55%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

LOANS
(Dollars in thousands, unaudited)

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Real estate loans:
One-to-four family	$270,009	$250,295	$221,832	$207,660	$194,346
Home equity	17,642	16,374	13,798	13,250	14,012
Commercial and multifamily	315,677	307,462	279,892	278,175	246,794
Construction and land	112,980	101,394	70,402	63,105	81,576
Total real estate loans	716,308	675,525	585,924	562,190	536,728
Consumer Loans:
Manufactured homes	25,375	23,264	22,179	21,636	21,459
Floating homes	69,968	66,573	59,784	59,268	58,358
Other consumer	17,565	18,076	18,370	16,748	15,732
Total consumer loans	112,908	107,913	100,333	97,652	95,549
Commercial business loans	23,986	24,302	24,452	28,026	36,620
Total loans	853,202	807,740	710,709	687,868	668,897
Less:
Premiums/(Discounts)	984	1,010	788	897	—
Deferred fees, net	(2,739)	(2,672)	(2,012)	(2,367)	(1,346)
Allowance for loan losses	(7,489)	(7,117)	(6,407)	(6,306)	(6,327)
Total loans held for portfolio, net	$843,958	$798,961	$703,078	$680,092	$661,224

DEPOSITS
(Dollars in thousands, unaudited)

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Noninterest-bearing	$192,275	$186,609	$208,768	$190,466	$194,848
Interest-bearing	284,267	312,439	333,449	307,061	311,303
Savings	99,602	103,311	106,217	103,401	99,747
Money market	84,692	87,672	89,164	91,670	82,314
Certificates	154,561	95,955	98,493	105,722	119,441
Total deposits	$815,397	$785,986	$836,091	$798,320	$807,653

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Nonaccrual loans	$2,378	$4,381	$4,474	$5,130	$2,658
Nonperforming TDRs	108	128	273	422	411
Total nonperforming loans	2,486	4,509	4,747	5,552	3,069
OREO and other repossessed assets	659	659	659	659	659
Total nonperforming assets	$3,145	$5,168	$5,406	$6,211	$3,728
Performing TDRs	1,912	1,866	2,072	2,174	2,198
Net (charge-offs) recoveries during the quarter	(3)	110	(24)	(21)	(5)
Provision for loan losses during the quarter	375	600	125	—	175
Allowance for loan losses	7,489	7,117	6,407	6,306	6,327
Allowance for loan losses to total loans	0.88%	0.88%	0.90%	0.92%	0.95%
Allowance for loan losses to total nonperforming loans	301.24%	157.84%	134.96%	113.58%	206.19%
Nonperforming loans to total loans	0.29%	0.56%	0.67%	0.81%	0.46%
Nonperforming assets to total assets	0.32%	0.55%	0.56%	0.68%	0.40%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Sound Community Bank:
Total loans to total deposits	104.64%	102.77%	85.00%	86.16%	82.82%
Noninterest-bearing deposits to total deposits	23.58%	23.74%	24.97%	23.86%	24.13%
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$969,254	$920,984	$931,094	$916,261	$928,097
Average total equity for the quarter	$95,244	$94,397	$94,497	$93,569	$91,766

Contact

Financial:
Wes Ochs
Executive Vice President/CFO
(206) 436-8587

Media:
Laurie Stewart
President/CEO
(206) 436-1495